FREE WRITING PROSPECTUS Dated October 10, 2018	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-08

This free writing prospectus is being filed solely for the purpose of conforming the rating of the Class B Notes and Class C Notes to the rating specified in the free writing prospectus filed by the Issuer on October 3, 2018.

$1.041+BN WOART 2018-D (Prime Auto Loan)

Joint Leads:  Barclays (str), Mizuho, SunTrust, Wells Fargo
Co-Manager:   TD Securities

CLS  $AMT(MM)  WAL    S/F      BENCH  SPD   YLD      CPN       PRICE
=========================================================================
A-1   175.000  0.23  A-1+/F1+  IntL  + 4   2.44054%  2.44054%  100.00000
A-2A  322.000  1.19  AAA/AAA   EDSF  + 14  3.030%    3.01%     99.99880
A-2B   70.000  1.19  AAA/AAA   1mL   + 14                      100.00000
A-3   351.000  2.84  AAA/AAA   IntS  + 26  3.361%    3.33%     99.97924
A-4    76.260  4.06  AAA/AAA   IntS  + 33  3.468%    3.44%     99.98791
B      31.320  4.08   AA/AA   IntS  + 57  3.708%    3.67%     99.96344
C      15.650  4.08    A/A    IntS  + 77  3.908%    3.87%     99.97534
=========================================================================
Expected Settle  : 10/17/18           Registration     : SEC Registered
First Pay Date   : 11/15/18           ERISA Eligible   : Yes
Expected Ratings : S & Fitch          Min Denoms       : $1k x $1k
Ticker           : WOART 2018-D       Pxing Speed      : 1.3% ABS to 10% Call
Expected Pricing : PRICED             Bill &Deliver   : BARCLAYS

Available Information:
* Preliminary Prospectus (attached)
* Ratings FWP            (attached)
* DealRoadshow.com   Password: WOART2018D
* IntexNet/CDI (attached) Deal Name: bcgwoart_2018-d_preprice   Password:  2AUJ

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (the “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.